EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-110924) of the Bank of America Corporation filed with the Securities and Exchange Commission, pertaining to the 401(k) Plan for Legacy Fleet and MBNA of the Bank America Corporation of our report dated June 6, 2008, with respect to the financial statements and supplemental schedule of The Bank of America 401(k) Plan for Legacy Fleet and MBNA (formerly Bank of America 401(k) Plan for Legacy Fleet) included in the Annual Report (Form 11-K) as of December 31, 2007 and for the year then ended.

/s/ Morris, Davis & Chan LLP
Charlotte, North Carolina
June 6, 2008